AS FILED WITH THE SECURITIES AND EXCHANGE
                           COMMISSION ON MAY 22, 2000

                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             PYR ENERGY CORPORATION
                  --------------------------------------------
               (Exact name of Company as specified in its charter)


           Delaware                                        95-4580642
-------------------------------              ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


1675 Broadway, Suite 1150, Denver, Colorado                      80202
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)


                             PYR ENERGY CORPORATION
                             2000 STOCK OPTION PLAN
                                       AND
                             1997 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                           (Full titles of the plans)

                  D. Scott Singdahlsen, Chief Executive Officer
                             PYR Energy Corporation
                            1675 Broadway, Suite 1150
                             Denver, Colorado 80202
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 825-3748
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Alan L. Talesnick, Esq.
                             Francis B. Barron, Esq.
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776



                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                           Proposed maximum      Proposed maximum
 Title of securities to                                   offering price per    aggregate offering          Amount of
      be registered        Amount to be registered              share                price (3)          registration fee
------------------------------------------------------------------------------------------------------------------------
Common Stock underlying        1,500,000 shares (1)           $4.40 (2)             $3,747,902                $990
options under Stock
Option Plans
========================================================================================================================

(1) Consists of 1,000,000 shares issued or issuable pursuant to the 1997 Stock Option Plan and 500,000 shares issued or issuable pursuant to the 2000 Stock Option Plan.

(2) The amount shown is the highest exercise price per share for outstanding options. For information concerning offering prices used to calculate the Amount Of Registration Fee, see footnote (3) below.

(3) The Proposed Maximum Aggregate Offering Price was calculated using the exercise price of the options previously granted for the shares underlying those options and pursuant to Rule 457(h) using the average of the high and low reported sales prices of the Company's common stock on the American Stock Exchange on May 16, 2000 which is within five business days of the date of filing (May 22, 2000) of this registration statement, for shares for which the exercise price is unknown because options representing those shares have not yet been granted.

                                    THE PLANS

     This registration statement relates to 1,000,000 shares of common stock issuable upon the exercise of stock options that have been or may be granted to key employees, directors, and other persons who have contributed or are contributing to our success pursuant to our 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by our Board of Directors on August 13, 1997 and by our stockholders on November 11, 1997.

     This registration statement also relates to 500,000 shares of common stock issuable upon the exercise of stock options that may be granted to key employees, directors, and other persons who have contributed or are contributing to our success pursuant to our 2000 Stock Option Plan (the "2000 Plan" and together with the 1997 Plan, the "Plans"). The 2000 Plan was approved by our Board of Directors on December 20, 1999 and by the stockholders at the March 13, 2000 Annual Meeting Of Stockholders. The options granted or to be granted pursuant to the Plans may be either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options.


                           THIS REGISTRATION STATEMENT

     This registration statement relates to two separate prospectuses.

     Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to offers to our key employees, directors and others of up to 1,500,000 shares of common stock that have been or may be issued pursuant to our Plans. Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act.

     Our Plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974. Participants in either plan may obtain additional information regarding the Plans by calling us at (303) 825-3748 or writing to us at PYR Energy Corporation, Attention: D. Scott Singdahlesen, Chief Executive Officer, or Andrew P. Calerich, Chief Financial Officer, 1675 Broadway, Suite 1150, Denver, Colorado 80202.

                                                              REOFFER PROSPECTUS


                             PYR ENERGY CORPORATION
                        1,500,000 Shares Of Common Stock



     This prospectus relates to the transfer of up to 1,500,000 shares of common stock of PYR Energy Corporation by the selling stockholders identified in this prospectus. The shares will be acquired by the selling stockholders upon the exercise of options granted under our 1997 Stock Option Plan and 2000 Stock Option Plan. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise of options to purchase shares of common stock granted under the Plans.

     The selling stockholders have not entered into any underwriting arrangements. The prices for the shares may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, negotiated prices, or for no consideration. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our shares. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is quoted on the American Stock Exchange under the symbol "PYR". On May 19, 2000, the closing price of the common stock was $4.125 per share.

     Investing in our shares involves certain risks. See the "RISK FACTORS" section beginning on page 4.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.











                   The date of this prospectus is May 22, 2000

                    ----------------------------------------

                                TABLE OF CONTENTS
                    ----------------------------------------




PROSPECTUS SUMMARY..........................................................4


RISK FACTORS................................................................5


THE COMPANY.................................................................8


SELLING STOCKHOLDERS........................................................9


PLAN OF DISTRIBUTION........................................................12


LEGAL MATTERS...............................................................12


EXPERTS ....................................................................12


SECURITY AND EXCHANGE COMMISSION POSITION ON CERTAIN
      INDEMNIFICATION.......................................................12


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
     CAUTIONARY STATEMENTS..................................................12


WHERE YOU CAN FIND MORE INFORMATION.........................................13


INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................13

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire prospectus carefully, including the "RISK FACTORS" section.



The Company                   We apply advanced seismic and computer aided
                              exploration technology to systematically explore for and exploit onshore domestic natural gas and oil accumulations. Our main activities are concentrated in the western part of the United
                              States.

The Offering                  The selling stockholders may sell a total of up to
                              1,500,000 shares of common stock. The shares will be acquired by the selling stockholders upon the exercise of options granted pursuant to our Plans.

                              The shares may be sold at market prices or other negotiated prices. The selling stockholders have not entered into any underwriting arrangements for the sale of the shares.

                              We will not receive any proceeds from the sale of common stock by the selling stockholders. If the options issued to the selling stockholders are exercised, we will use the proceeds from those exercises for general and administrative expenses and working capital.

Company Offices               Our offices are located at 1675 Broadway, Suite
                              1150, Denver, Colorado 80202, telephone number
                              (303) 825-3748.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information herein, the following factors that affect us.

We have a limited operating history.

     We have a limited operating history since we started the oil and gas business in 1996. The development of our business will require substantial expenditures. Our future financial results will depend primarily on our ability to locate oil and gas and other hydrocarbons economically in commercial quantities, provide drilling site and target depth recommendations resulting in profitable productive wells, and on the market prices for oil and natural gas. We cannot predict that our future operations will be profitable.

Oil and gas prices are highly volatile.

     Even if we are able to discover or acquire oil and gas production, of which there is no assurance, our revenues, profitability and liquidity will be highly dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Current price levels may not be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our business.

The oil and gas business is speculative in nature.

     Sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of our gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could negatively affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact on us could be substantial because we would incur expenses without receiving revenues from sales of production.

We depend on industry alliances.

     We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of established companies. If we were not able to form these industry alliances, our ability to fully implement our business plan could be limited. This could have a material, negative effect on our business.

We have a non-operator status in our oil and gas related projects.

     We focus primarily on providing seismic imaging and analysis and rely upon other project participants to provide and complete all other project operations and responsibilities including operating, drilling, marketing and project administration. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside of our area of expertise and project responsibilities. These factors include: (1) the availability of favorable term leases and required permitting for projects, (2) the availability of future capital resources by us and the other participants for the purchasing of leases and the drilling of wells, (3) the approval of other participants to the purchasing of leases and the drilling of wells on the projects, and (4) the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas. Our reliance on other project participants and our limited ability to directly control certain project costs could have a material negative effect on our receipt of expected rates of return on our investment in certain projects.

We may not have the ability to discover reserves.

     Our future success is dependent upon our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or conducts successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of hydrocarbons in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at low reserve replacement costs. We have not yet established any oil and gas production, and have not booked any proved reserves.

We need additional funding to sustain our operations.

     We anticipate that we will need additional funding to sustain our operations for our oil and gas exploration plans. In October and November 1998, we closed a private placement resulting in a capital infusion of $2,500,000 from various investors. In May of 1999, we completed an additional private placement resulting in a capital infusion of $7,000,000. We do not have a steady source of revenue to provide funding to sustain operations. The availability of a reliable source of revenue to sustain our operations is beyond our control.

Our exploratory drilling activities are costly and may not be profitable.

     Exploration for oil and natural gas is a speculative business involving a high degree of risk, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors. These include unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Our expenditures on oil and natural gas properties could result in discoveries of oil or natural gas in commercial quantities. Some or all of its test wells, as a consequence, may not ultimately be developed into producing wells and may be abandoned. If this is the case, we will have incurred expenses for the abandoned well without receiving any revenues from that well.

Our insurance may not be sufficient to cover all our operations.

     The nature of the oil and gas business involves a variety of risks. These include the risks of operating hazards such as fires, explosions, cratering, blowouts, such as the blowout at the exploratory well in which we have an interest in East Lost Hills, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We expect to maintain insurance against some, but not all, of these risks in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position.

Many of our competitors have more resources than we do.

     We compete in the areas of oil and gas exploration with other companies. Many of these competitors may have substantially larger financial and other resources than we do. From time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and to delays in operations that could have a material adverse effect on our business. We may therefore not be able to acquire desirable properties or equipment required to develop its properties. Problems of this nature also could prevent us from producing any oil and natural gas we discover at the rate we desire to do so.

Technology changes.

     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas finding companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently utilize or implement may become obsolete in the future. If this occurs, our business could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business could be materially and adversely affected.

Government regulations could hurt our business.

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Although we intend to be in compliance with applicable environmental and other government laws and regulations, we cannot guarantee that significant costs for compliance will not be incurred in the future. The recent blowout of the East Lost Hills exploratory well in which we have an interest raises a number of these risks. Although a majority of the costs associated with the blow out have been covered by insurance policies in effect when the blow out occurred, a portion of the claims have not yet been reimbursed through one of the insurance policies. The Company has advanced approximately $430,500 for its proportionate share of the claims in order that these claims be paid directly to the claimants. The Company believes that most, if not all, of these claims will ultimately be reimbursed through insurance proceeds.

Our operating results may vary significantly.

     Our operating results, as a start-up company in the oil and gas industry, may vary significantly during any financial period. These variations may be caused by significant periods of time between each of our discoveries and developments, if any, of oil or natural gas properties in commercial quantities. These variations may also be caused by the volatility associated with oil and gas prices.

A possible management growth could have an adverse effect on our business.

     Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

We depend on key personnel employees.

     We are highly dependent on the services of D. Scott Singdahlsen, our Chief Executive Officer and President, Andrew P. Calerich, our Chief Financial Officer, and our other geological and geophysical staff members. The loss of the services of any of them could hurt our business. We do not have an employment contract with Mr. Singdahlsen, Mr. Calerich or any other employee.

Our business may be limited.

     We currently are pursuing only the oil and gas exploration business. Although we are involved in other oil and gas projects, we are concentrating the majority of our initial oil and gas exploration efforts in the San Joaquin Basin. We are involved in eight separate and distinct projects in the San Joaquin Basin, but our exploration efforts are concentrated in this same general area and this lack of diverse business operations subjects us to a high degree of concentration of risks. Our future success may depend upon our success in discovering and developing oil and gas in commercial quantities on our San Joaquin properties and upon the general economic success of the oil and gas industry.

                                   THE COMPANY

     We apply advanced seismic and computer aided exploration technology to systematically explore for and exploit onshore domestic natural gas and oil accumulations. Our main activities are concentrated in the western part of the United States. We attempt to leverage our technical experience and expertise with seismic data to identify exploration and exploitation projects with significant potential economic return. We currently intend to participate in exploration projects as a non-operating, working interest owner, sharing both risk and rewards with our joint venture partners. We have and will continue to pursue exploration opportunities in regions where we believe significant opportunity for discovery of oil and gas exists. By reducing drilling risk through seismic technology, we seek to improve the expected return on investment in our oil and gas exploration projects.

     Our Company was founded in 1996 by two geoscientists with extensive seismic and geological experience in the western United States. We have extensive experience in exploration, exploitation and the application of advanced geophysical technologies. Our business plan involves the following strategy:

     1.   Focus on high impact exploration plays in the western United States:
          o    Under-exploited or under-explored mature basins;
          o    Gain access to large, non or under-performing acreage positions;
               and
          o Focus on play concepts that are expandable within a basin or region.

     2. Use advanced seismic imaging, processing and visualization to reduce drilling risk:
          o    Seismic captures resolution of trapping geometry.

     3.   Leverage technical expertise with outside capital resources:
          o    Retain control of the pre-drill exploration process;
          o    Retain appropriate working interest in each prospect; and
          o    Use industry partners for local operating expertise.

     Our Company was incorporated in March 1996 under the laws of the State of Delaware under the name Mar Ventures Inc. Effective as of August 6, 1997, we purchased all the ownership interests of PYR Energy LLC, an oil and gas exploration company. Effective as of November 12, 1997, we changed our name to PYR Energy Corporation.

     Our main corporate office is located at 1675 Broadway, Suite 1150, Denver, Colorado 80202 . Our telephone number is (303) 825-3748.

                              SELLING STOCKHOLDERS

     We are registering the transfer, on behalf of the selling stockholders, of up to 1,500,000 shares of common stock. These shares consist of the following:

     o 1,000,000 shares that may be issued by the selling stockholders when they exercise their options to purchase common stock, which options have been or may be granted pursuant to our 1997 Plan; and

     o 500,000 shares that may be issued by the selling stockholders when they exercise their options to purchase common stock, which options may be granted pursuant to our 2000 Plan.

     The following table sets forth the name and position of each prospective selling stockholder, the number of our shares of the common stock owned as of the date of this prospectus (including shares which may be acquired pursuant to the exercise of outstanding options), and the number of shares and the percentage owned assuming the sale of all the shares covered by this prospectus.



----------------------------------------------------------------------------------------------------------------
                                                                                               After Offering
----------------------------------------------------------------------------------------------------------------

                                                       Number Of Shares     Number Of
                                                         Owned Prior     Shares Covered        Number Of
            Name                     Position           To Offering      By Prospectus (1)       Shares    Percent
            ----                     --------           -----------      -----------------     ---------   -------
-------------------------------------------------------------------------------------------------------------------
Kenneth A. Berry, Jr.          Vice President -Land        390,265 (2)           320,000         70,265       *
-------------------------------------------------------------------------------------------------------------------
Andrew P. Calerich             Chief Financial             357,600 (3)           322,500         35,100       *
                               Officer; Vice
                               President; and
                               Secretary
-------------------------------------------------------------------------------------------------------------------
Keith F. Carney                Director                    141,400 (4)            30,000        111,400       *
-------------------------------------------------------------------------------------------------------------------
S. L.  Hutchison               Director                     87,799 (5)            20,000         65,299       *
-------------------------------------------------------------------------------------------------------------------
Bryce W. Rhodes                Director                     78,752 (6)            20,000         58,752       *
-------------------------------------------------------------------------------------------------------------------
D. Scott Singdahlsen           Chief Executive           2,035,000 (7)           100,000      1,935,000      12%
                               Officer; President;
                               and Chairman
-------------------------------------------------------------------------------------------------------------------

------------------

*Less than one percent.

(1) Consists of all shares that have been or may be acquired upon exercise of options issued under the 1997 Plan and 2000 Plan, including options that are not currently exercisable.

(2) Includes 75,000 shares underlying options granted under the 1997 Plan for $1.50 per share that expire on November 10, 2002 of which options to purchase 50,000 shares currently are exercisable and options to purchase 25,000 shares become exercisable on November 10, 2000; 20,000 shares underlying options granted under the 1997 Plan for $1.28 per share that expire on May 26, 2001, all of which currently are exercisable; 180,000 shares underlying options granted under the 1997 Plan for $.6875 per share that expire on September 11, 2003 of which options to purchase 60,000 shares currently are exercisable, options to purchase 60,000 shares become exercisable on September 11, 2000 and options to purchase 60,000 shares become exercisable on September 11, 2001; and 45,000 shares underlying options granted under the 2000 Plan for $4.00 per share that expire on May 15, 2005 of which 15,000 shares become exercisable on May 15, 2001, 15,000 shares become exercisable on May 15, 2002 and 15,000 shares become exercisable on May 15, 2003. Also includes 65,640 shares owned by various entities, IRAs, and trusts with which Mr. Berry, or his spouse or minor daughter, is associated; currently exercisable warrants to purchase up to 3,125 shares at $2.50 per share until May 14, 2004 that are held by an entity which is owned by Mr. Berry; currently exercisable warrants to purchase up to 1,500 shares for $2.50 per share until May 14, 2004 that are beneficially owned by Mr. Berry's minor daughter.

(3) Includes 75,000 shares underlying options granted under the 1997 Plan for $1.50 per share that expire on August 13, 2002 of which options to purchase 50,000 shares currently are exercisable and options to purchase 25,000 shares become exercisable on August 13, 2000; 12,500 shares underlying options granted under the 1997 Plan for $1.28 per share that expire on May 26, 2001 all of which currently are exercisable; 180,000 shares underlying options granted under the 1997 Plan for $.6875 per share that expire on September 11, 2003 of which options to purchase 60,000 shares currently are exercisable, options to purchase 60,000 shares become exercisable on September 11, 2000 and options to purchase 60,000 shares become exercisable on September 11, 2001; and 55,000 shares underlying options granted under the 2000 Plan for $4.00 per share that expire on May 15, 2005 of which 10,000 shares are currently exercisable, 15,000 shares become exercisable on May 15, 2001, 15,000 shares become exercisable on May 15, 2002 and 15,000 shares become exercisable on May 15, 2003. Also includes Mr. Calerich's ownership of 2,500 shares of common stock and 31,000 shares and currently exercisable warrants to purchase 1,600 shares for $2.50 per share until May 14, 2004 held by Mr. Calerich's wife's individual retirement account.

(4) Includes 10,000 shares underlying options granted under the 1997 Plan for $1.28 per share that expire on Mary 26, 2001 all of which currently are exercisable; and 20,000 shares underlying options granted under the 1997 Plan for $4.0625 per share that expire on December 20, 2002 of which 7,500 shares currently are exercisable and the remaining become exercisable at the rate of 2,500 shares quarterly from September 1, 1999. Also includes warrants to purchase 2,400 shares of common stock currently exercisable at an exercise price of $2.50 per share until the warrants expire on May 14, 2004. Also includes 109,000 shares of common stock owned directly by Mr. Carney.

(5) Includes 20,000 shares underlying options granted under the 1997 Plan for $4.0625 per share that expire on December 20, 2002 of which 7,500 shares currently are exercisable and the remaining 12,500 shares become exercisable at the rate of 2,500 shares quarterly from September 1, 1999. Also includes Mr. Hutchison's ownership of 65,299 shares of common stock, of which 5,000 shares are held by Mr. Hutchison's IRA account.

(6) Includes 20,000 shares underlying options granted under the 1997 Plan for $4.0625 per share that expire on December 20, 2002 of which 7,500 shares currently are exercisable and the remaining 12,500 shares become exercisable at the rate of 2,500 shares quarterly from September 1, 1999. Also includes 36,531 shares of common stock of which 23,531 shares are held by an entity controlled by Mr. Rhodes. Also includes currently exercisable warrants to purchase up to 2,500 shares of common stock at $2.50 per share until May 14, 2004.

(7) Includes 100,000 shares underlying options granted under the 2000 Plan for $4.40 per share that expire on May 15, 2005 of which 33,333 shares become exercisable on May 15, 2001, 33,333 shares become exercisable on May 15, 2002 and 33,334 shares become exercisable on May 15, 2003. Also includes Mr. Singdahlsen's ownership of 1,935,000 shares of common stock.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus will be offered, if at all, by the selling stockholders. If any of these shares are sold by a prospective selling stockholder, they will be sold on behalf of that person and it is anticipated that the shares may be offered pursuant to direct sales to private persons and in open market transactions. The prospective selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the prospective selling stockholders. The prospective selling stockholders have not informed us of any agreements with brokers to sell any or all of the shares which may be offered under this prospectus.

     Of the 1,500,000 shares which may be offered pursuant to the Plans, 1,200,000 underlie options that currently are outstanding. If the options to acquire all shares are exercised, we will receive proceeds of $2,547,902, which proceeds will be added to our working capital.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering and has rendered an opinion concerning the validity of our shares offered by this prospectus. Attorneys employed at this law firm beneficially own approximately 31,750 shares of the our common stock and warrants to purchase 1,875 shares.

                                     EXPERTS

     The audited financial statements of PYR Energy Corporation appearing in our Annual Report on Form 10-KSB/A for the fiscal year ended August 31, 1999 have been examined by Wheeler Wasoff, P.C., independent auditors. These financial statements are incorporated into this prospectus by reference to that Form 10-KSB/A in reliance upon the report of that firm included with the financial statements and upon the authority of that firm as experts in auditing and accounting.

                    SECURITY AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

     Pursuant to Delaware law, our Board Of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Bylaws grant this indemnification to our officers and directors.

     To the extent that indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                              CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus, including without limitation the statements under "Prospectus Summary" and "Risk Factors", regarding our financial position, business strategy, plans and objectives for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that the expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in the "Risk Factors" section and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-8 we filed with the Commission under the Securities Act. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement.

     Statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are qualified in all respects by this reference.

     In accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the Public Reference Room maintained by the SEC at the following addresses:

     o     450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o     500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o     7 World Trade Center, New York, New York 10048

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials we file electronically with the SEC are available at the SEC's Internet web site at http://www.sec.gov.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the Securities And Exchange Commission will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

     o Our Annual Report on Form 10-KSB/A for the fiscal year ended August 31, 1999;

     o Our Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1999 and February 29, 2000;

     o The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 7, 1999;

     o Our Proxy Statement dated February 18, 2000 concerning our Annual Meeting of Stockholders held on March 13, 2000; and

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to D. Scott Singdahlesen, Chief Executive Officer, or Andrew P. Calerich, Chief Financial Officer, PYR Energy Corporation, 1675 Broadway, Suite 1150, Denver, Colorado 80202, telephone (303) 825-3748.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.
------------------------------------------------

     The documents listed in (a) through (d) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents.

     (a) Our Annual Report on Form 10-KSB/A for the fiscal year ended August 31, 1999;

     (b) Our Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1999 and February 29, 2000;

     (c) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 7, 1999;

     (d) Our Proxy Statement dated February 18, 2000 concerning our Annual Meeting of Stockholders held on March 13, 2000; and

     (e) Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

Item 4.  Description Of Securities.
----------------------------------

     Not Applicable.

Item 5.  Interest Of Named Experts And Counsel.
----------------------------------------------

     Patton Boggs LLP has acted as our counsel in connection with this registration statement. Attorneys employed by that firm beneficially own 31,750 shares of our common stock and warrants to purchase 1,875 shares.

Item 6.  Indemnification Of Officers And Directors.
--------------------------------------------------

     The provisions of the General Corporation Law of Delaware provide for the indemnification of the directors and officers of the Company. These provisions generally permit indemnification of directors and officers against costs, liabilities and expenses of any threatened, pending or completed action, suite or proceeding that any such person may incur by reason of serving in such positions if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such persona had been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any determination that indemnification of a director or an officer, unless ordered by the court, must be made by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than quorum; or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or by the stockholders.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its Certificate Of Incorporation a provision that eliminates and limits personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends, stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . ."

     Article VI, Section 2 of the Company's Bylaws provides that the Company shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

Item 7.  Exemption From Registration Claimed.
--------------------------------------------

     Not Applicable.

Item 8.  Exhibits.

     The following is a complete list of Exhibits filed as part of this registration statement, which Exhibits are incorporated herein.

Number   Description

4.1 1997 Stock Option Plan (incorporated by reference from the Company's Information Statement dated October 21, 1997).

4.2 2000 Stock Option Plan (incorporated by reference from the Proxy Statement dated February 18, 2000 concerning the Annual Meeting of Stockholders held on March 13, 2000).

5.1      Opinion of Patton Boggs LLP regarding legality.

23.1     Consent of Patton Boggs LLP (included in Exhibit 5.1).

23.2     Consent of Wheeler Wasoff, P.C.

24.1     Power of Attorney (included in Part II of the registration statement)

Item 9.  Undertakings.

(a)      The undersigned Company hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of May, 2000.

                              PYR ENERGY CORPORATION


                              By:  /s/ D. Scott Singdahlsen
                                   ---------------------------------------------
                                   D. Scott Singdahlsen, Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Company, by virtue of their signatures appearing below to this registration statement hereby constitute and appoint D. Scott Singdahlsen or Andrew P. Calerich, and each or either of them, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact and each of them or his substitutes may do by virtue hereof.

     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

      Signatures                        Title                          Date
      ----------                        -----                          ----

/s/ D. Scott Singdahlsen      Chief Executive Officer; President    May 22, 2000
--------------------------    and Chairman Of The Board
D. Scott Singdahlsen


/s/  Keith F. Carney          Director                              May 22, 2000
--------------------------
Keith F. Carney


/s/  S. L. Hutchison          Director                              May 22, 2000
--------------------------
S. L. Hutchison


/s/  Bryce W. Rhodes          Director                              May 22, 2000
--------------------------
Bryce W. Rhodes



/s/ Andrew P. Calerich        Chief Financial Officer; Vice         May 22, 2000
--------------------------    President; and Secretary
Andrew P. Calerich

                                  Exhibit Index

Number   Description
------   -----------

4.1 1997 Stock Option Plan (incorporated by reference from the Company's Information Statement dated October 21, 1997).

4.2 2000 Stock Option Plan (incorporated by reference from the Proxy Statement dated February 18, 2000 concerning the Annual Meeting of Stockholders held on March 13, 2000).

5.1      Opinion of Patton Boggs LLP regarding legality.

23.1     Consent of Patton Boggs LLP (included in Exhibit 5.1).

23.2     Consent of Wheeler Wasoff, P.C.

24.1     Power of Attorney (included in Part II of the registration statement)